Exhibit 99.1

American Capital, Ltd. Two Bethesda Metro Center, 14th Floor Bethesda, MD 20814 (301) 951-6122 (301) 654-6714 fax Info@AmericanCapital.com

November 1, 2012

RE: AMERICAN CAPITAL SHARE REPURCHASE AND DIVIDEND PROGRAM

Dear American Capital Stockholders:

About a year ago, I wrote to you about the American Capital, Ltd. (Nasdaq: ACAS) Board of Directors' decision to implement a share repurchase and dividend program. Since August 2011, we have purchased 43.6 million of our shares for a total cost of $392 million. This represents 12% of our shares outstanding at the start of the program. Purchases through September 30, 2012 added $0.90 to our $17.39 net asset value per share (“NAV”) as of the end of the third quarter of 2012. Since the $392 million purchase price represents only a portion of the $1.1 billion American Capital earned during this period, these purchases were funded from earnings and not capital.

We are writing this letter to provide the notice required by law that we may be repurchasing additional shares over the next six months. Our share repurchase and dividend program extends through the end of 2013, so we may provide additional notice of further purchases during that period.

Under our share repurchase and dividend program, American Capital will consider setting an amount to be utilized for stock repurchases or dividends, quarterly through 2013. Generally, the Board of Directors will authorize that this amount be utilized for stock repurchases if the price of American Capital's common stock represents a discount to NAV, otherwise the amount is to be utilized for cash dividends if the price of American Capital's common stock represents a premium to NAV. When American Capital purchases its stock at a discount to NAV, it increases the per share book value of the remaining shares.

In determining the quarterly amount for repurchases or dividends, the Board will be guided by the Company's cumulative net cash provided by operating activities in the prior quarter and since the beginning of 2012, cumulative repurchases or dividends, cash on hand, debt service considerations, investment plans, forecasts of financial liquidity and economic conditions, operational issues and the then current trading price of American Capital stock.

Shares may be purchased in the open market, including block purchases, through privately negotiated transactions, or pursuant to any trading plan that may be adopted in accordance with Rule 10b5-1 of the Securities and Exchange Commission. American Capital does not intend to repurchase any shares from directors, officers or other affiliates of American Capital.

The repurchase and dividend program may be suspended, terminated or modified at any time for any reason. The program does not obligate us to acquire any specific number of shares, and all repurchases will be made in accordance with SEC Rule 10b-18, which sets certain restrictions on the method, timing, price and volume of stock repurchases.

We appreciate your support and investment in American Capital and want you to know that we are working hard on your behalf to increase shareholder value.

Sincerely,

/s/ Malon Wilkus

Malon Wilkus
Chairman and Chief Executive Officer

ABOUT AMERICAN CAPITAL
American Capital is a publicly traded private equity firm and global asset manager.  American Capital, both directly and through its asset management business, originates, underwrites and manages investments in middle market private equity, leveraged finance, real estate and structured products.  American Capital manages $17 billion of assets, including assets on its balance sheet and fee earning assets under management by affiliated managers, with $100 billion of total assets under management (including levered assets).  From its seven offices in the U.S. and Europe, American Capital and its affiliate, European Capital, will consider investment opportunities from $10 million to $500 million.  For further information, please refer to www.AmericanCapital.com.

All statements contained in this letter, other than statements of historical fact, are “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995, including those regarding American Capital's intention to repurchase shares of its common stock from time to time under the share repurchase and dividend program. These statements speak only as of the date of this letter and are based on American Capital's current plans and expectations. There are a number of risks and uncertainties that could cause actual future events or results to be different than those described in or implied by such forward-looking statements. Such important risk factors are discussed in American Capital's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”), and any subsequent periodic or current reports filed by American Capital with the SEC. American Capital does not undertake any obligation to update its forward-looking statements to reflect future events or circumstances.